Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Separation Agreement”) is entered into by and between Carlos Baila (“Executive”) and Cott Corporation (the “Company”). This Separation Agreement constitutes the complete and final settlement of any and all disputes arising from or relating to Executive’s employment with the Company and any claims or actions Executive has brought or could have brought against the Company or the RELEASEES (as defined below).

W I T N E S S E T H:

WHEREAS, in connection with the closing of the sale of Cott Corporation’s traditional manufacturing business, Executive and the Company wish to sever their employment relationship and reach an amicable and final resolution of any and all claims or potential claims that Executive may have against the Company or the RELEASEES, as defined below, from the beginning of time through the Effective Date of this Separation Agreement.

NOW, THEREFORE, in consideration of the obligations upon Executive and the Company as set forth in this Separation Agreement, and in full settlement of any claims that Executive has, had, may have or may have had against RELEASEES (as defined below) as specifically set forth herein, Executive and the Company agree to the following:

1.    Consideration to Executive: Contingent upon Executive returning an executed original of this Separation Agreement to the Company without revoking Executive’s acceptance (as provided in Paragraph 16(c) below), the Company will provide Executive the following consideration (collectively, the “Separation Payment”):

(a)    A severance payment in the gross amount of Two Hundred and Seventy Thousand Dollars ($270,000), less appropriate withholdings and/or payroll deductions, which is intended to represent back or future wages claimed by Executive and for which a Form W-2 will be issued to Executive, paid within thirty (30) days of the Termination Date (as defined in Paragraph 4 below);

(b)    The bonus payable to Executive under the Company’s 2017 annual cash performance bonus plan, less appropriate withholdings and/or payroll deductions, which is intended to represent back or future wages claimed by Executive and for which a Form W-2 will be issued to Executive, payable when bonuses are paid to other Corporate participants in the 2017 annual cash performance bonus plan;

(c)    A cash payment representing the Executive’s on-target bonus under the 2018 annual cash performance bonus plan and the on-target grant date fair value of the Executive’s long-term incentive equity plan grants for 2017, pro-rated for the amount of time that the Executive was actually employed during 2018, less appropriate withholdings and/or payroll deductions, which is intended to represent back or future wages claimed by Executive and for which a Form W-2 will be issued to Executive, paid within thirty (30) days of the Termination Date;

(d)    The gross amount of any accrued and unused vacation time, less appropriate withholdings and/or payroll deductions, which is intended to represent back or future wages claimed by Executive and for which a Form W-2 will be issued to Executive, paid within thirty (30) days of the Termination Date; and

(e)    The accelerated vesting of Time-Based Restricted Share Units, Performance-Based Restricted Share Units, and Non-Qualified Stock Options (as reflected in Exhibit A to this Agreement), less appropriate withholdings and/or payroll deductions. Executive understands that a Form W-2 will be issued to Executive for this payment.

2.    Tax Indemnity and Cooperation:

(a)    Executive agrees to and hereby does indemnify and hold harmless the Company and RELEASEES from and against any and all tax liabilities, interest and penalties that may be assessed or incurred as a result of not withholding monies or issuing or reporting payments made under Paragraph 1 above including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred on the monies paid pursuant to this Separation Agreement or owing to, or for the satisfaction of, any liens or judgments against Executive (which Executive affirmatively represents do not exist), except that Executive shall not be liable for any contributions of FICA assessed against the Company. Executive will not be liable for the Company’s normal share of payroll taxes or deductions, but will agree to be liable for penalties and interest if required by the IRS.

(b)    Within thirty (30) days after the Company and/or any RELEASEE notifies Executive or Executive’s attorneys that the Company and/or any RELEASEE has been determined to have incurred any liability including, but not limited to, liability for payroll taxes or deductions, income withholding taxes, including federal, state or local income taxes, social security taxes, federal state or local unemployment or disability premium payments or taxes, or any other taxes which customarily are withheld from or paid with respect to wages, or any other liens, judgments, interest and/or penalties incurred because of any payment made to Executive and/or Executive’s attorneys, Executive shall pay to the Company an amount equal to the liability, interest, penalty and/or costs incurred by the Company or any other RELEASEE.

(c)     Executive agrees to complete and to provide to the Company within a reasonable time (not to exceed 14 days of the Company’s request for the same) any documentation requested by the Company related to tax inquiries, audits and/or reporting including, but not limited to, Form(s) 4669 or any other forms or statements requested, attesting that Executive reported the Separation Payment on Executive’s tax return for the appropriate tax filing year and paid the appropriate federal income tax on such Separation Payment.

3.    General Release and Dismissal of Claims: In exchange for the promises and payments made by the Company and Executive as outlined in this Separation Agreement, the parties further agree as follows:

(a)    Executive hereby warrants, represents and certifies that Executive has not filed or instituted (and, no person or agency has filed or instituted on Executive’s behalf and/or at Executive’s direction – and if filed not at Executive’s direction, Executive will seek dismissal of) any complaints, lawsuits, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any RELEASEE (as defined below), in any forum including, but not limited to, any federal, state and local court in the United States or Canada, the New York Stock Exchange, the Toronto Stock Exchange, the National Association of Securities Dealers, the United States Department of Labor and the United States Equal Employment Opportunity Commission (“EEOC”) or any other equivalent state government agency and, to the extent that any administrative charge has been or is filed with the EEOC or any other equivalent state government agency by or on Executive’s behalf, Executive agrees not to seek or in any way obtain or accept any monetary award, recovery or settlement therefrom and agrees that Executive understands that such limitation does not in any way restrict Executive’s ability to pursue such charge.

(b)    Executive hereby releases and forever discharges the Company and its insurers, affiliates, divisions, subsidiaries, any merged entity or merged entities and/or its and their present and former officers, partners, directors, employees, agents, shareholders and/or successors, assigns, trustees, heirs, administrators, executors, representatives and/or principals thereof (together referred to as “RELEASEES”), from all claims, actions, causes of action, lawsuits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, bonuses, controversies, agreements, promises, claims, charges, complaints and demands whatsoever, whether in law or equity, known or unknown, against the RELEASEES, that Executive and the Executive’s heirs, executors, administrators, successors, and assigns, may now have or hereafter later determine that Executive has or had upon, or by reason of, any cause or thing whatsoever, including, but not limited to, claims arising under the Americans With Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), the Equal Pay Act (“EPA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended including, but not limited to, breach of fiduciary duty and equitable claims brought under § 1132(a)(3) (“ERISA”), the Worker Adjustment and Retraining Notification Act, as amended, Title VII of the Civil Rights Act of 1964, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act (to the extent permitted by law), and/or any other federal, state or local human rights, civil rights, wage-hour, pension, whistleblower, or labor law, rule, statute, regulation, constitution or ordinance and/or public policy, contract or tort law, or any claim of retaliation under such laws, or any claim of breach of any contract (whether express, oral, written or implied from any source), or any claim of intentional or negligent infliction of emotional distress, tortious interference with contractual relations, wrongful or abusive or constructive discharge, defamation, discrimination, retaliation, harassment, failure to retain records, prima facie tort, fraud, negligence, loss of consortium, malpractice, breach of duty of care, breach of fiduciary duty or any action similar thereto against RELEASEES, including any claim for attorneys’ fees, expenses or costs based upon any conduct from the beginning of the world up to and including the Effective Date of this Separation Agreement; provided, however, that Executive does not waive any right to file an administrative charge with the EEOC, subject to the condition that Executive agrees not to seek, or in any way obtain or accept, any monetary award, recovery or settlement therefrom; and further provided, however, that Executive does not waive any rights with respect to, or release the Company from, payments of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Executive under the terms of the Company’s retirement, savings, deferred compensation and/or profit sharing plan(s) or any claims for state Disability or Workers’ Compensation benefits (except that Executive hereby releases and waives any claims that Executive’s separation of employment was to avoid payment of such benefits or payments or that, as a result of Executive’s separation of employment, Executive is entitled to additional benefits or payments); and further provided, however, that Executive does not release any claim of breach of the terms of this Separation Agreement.

(c)    Thus, for the purpose of implementing a full and complete release and discharge of the RELEASEES, Executive expressly acknowledges that this general release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive’s favor at the time of execution hereof, and that this general release contemplates the extinguishment of any such claim or claims.

(d)    Executive agrees to immediately seek and obtain dismissal with prejudice of any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding (unless such proceeding is a class action, in which case Executive agrees to “opt out” of the class and not participate in the class action and such proceeding is at or initiated by the EEOC) in the event that, for any reason, any complaint, lawsuit, action, cause of action, administrative charge, claim, controversy, demand, grievance or proceeding covered by Paragraphs 3 is pending or is instituted on Executive’s behalf, and to not, unless required by law to do so (and then subject to the terms of Paragraph 3 and Paragraph 4), testify, provide documents or otherwise participate or request others to participate on Executive’s behalf in any such proceeding or litigation arising therefrom or associated therewith, and, in no event, from any such source or proceeding whatsoever, to seek, or in any way obtain or accept any monetary award, recovery, settlement or relief therefrom. Executive’s obligation to dismiss and/or withdraw any and all complaints includes, but is not limited to, any complaint made internally to the Company or any of the RELEASEES – via any medium including, but not limited to, the Company’s Ethics Point hotline – either in Executive’s own name or anonymously, about any of the RELEASEES or any associate, employee, agent, or representative of any of the RELEASEES. Should Executive file or otherwise bring a claim in violation of Paragraph 3 or fail to seek and obtain such dismissal or withdrawal or “opt out” in accordance with the terms of this Separation Agreement, Executive will, at the option of the Company, be considered in material breach of this Separation Agreement.

4.    Separation of Employment and No-Rehire: Executive recognizes and agrees that Executive’s last day of employment actually worked will occur on the closing date of the Company’s previously disclosed sale of its traditional business to Refresco Group N.V. (“Termination Date”). Executive further recognizes and agrees that Executive’s employment relationship with the Company and any of the other RELEASEES has been permanently and irrevocably severed. Accordingly, Executive agrees that Executive will not seek and hereby waives any claim for employment, reinstatement, re-employment, assignment or otherwise (as a full-time or part-time employee, temporary worker, independent contractor or consultant or any other position in which Executive receives payment either directly or indirectly from any RELEASEE) with the Company or any of its affiliated companies or any merged or acquired entity or entities, at any time in the future, and that, if offered such employment, re-employment, assignment or work, Executive will decline such offer, and that this Agreement shall be a complete bar to any such application for employment or re-employment; provided, however, that the terms and application of this paragraph may be waived in writing by a duly authorized representative of the Company, or, as applicable, its affiliates or subsidiaries, in its or their sole discretion, which writing makes specific reference to this Separation Agreement. Executive agrees that any RELEASEE’s refusal to hire or engage Executive in the future shall be pursuant to the Parties’ mutual agreement embodied in this Separation Agreement and shall not be actionable as unlawful in any way.

5.    Non-Disparagement: Executive agrees to not disparage, impugn the reputation of, or engage in any negative criticism of the Company or any other RELEASEE. Executive further agrees not to post any negative comments about any RELEASEE on any social media platform including any in-person, electronic, or online chatrooms or message boards (e.g., Facebook, Linked-In, Craigslist, AOL, etc.).

6.    Return of Property: Executive represents that Executive has returned to the Company all property belonging to the Company as of the Termination Date including, but not limited to, any proprietary or confidential information of the Company in Executive’s possession, custody or control. By signing this Separation Agreement, Executive warrants that Executive has retrieved and returned all such property in Executive’s possession, custody or control.

7.    Restrictive Covenants:

(a)    Confidentiality. Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Company, he had access to and was entrusted with information that would reasonably be considered confidential to the Company or its Affiliates1, the disclosure of which to competitors of the Company or its Affiliates or to the general public, will be highly detrimental to the best interests of the Company or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers,

1 “Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract.

customers and persons in contractual relationship with the Company. Executive covenants and agrees that he will not disclose any such information to any person, nor shall Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Company, nor will Executive disclose or use for any purpose, other than for those of the Company or its Affiliates, any other information which Executive acquired during his employment with respect to the business and affairs of the Company or its Affiliates. Notwithstanding all of the foregoing, Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that Executive shall first have:

(1)    notified the Company;

(2)    consulted with the Company on whether there is an obligation or defense to providing some or all of the requested information;

(3)    if the disclosure is required or deemed advisable, cooperate with the Company in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

(b)    Non-Competition and Non-Solicitation. Executive will not at any time, without the prior written consent of the Company, for a period of nine months after the Termination Date, either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, corporation or company, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

(1)    anywhere in the Territory2, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit Executive’s name to be used in connection with any business which is competitive to the Business3 or which provides the same or substantially similar services as the Business. Executive acknowledges that Refresco, Nestle, National Beverage Corp., Lassonde Industries Inc., Polar Beverages and each of their Affiliates, are competitors of the Business;

(2)    for the purpose, or with the effect, of competing with any business of the Company, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Company or any Affiliate at the time Executive ceased to be employed by the Company or who was a client during the 12 months immediately preceding such time.

2 “Territory” shall mean the countries in which the Company and its subsidiaries conduct the Business or in which the Company plans to conduct the Business within the following 12 months.

3 “Business” shall mean the business of manufacturing, selling or distributing carbonated soft drinks, juices, water, coffee, tea and other beverages to the extent such other beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Company at the time of termination of Executive’s employment.

(3)    solicit or offer employment to any person employed or engaged by the Company or any Affiliate at the time Executive ceased to be employed by the Company or who was an employee during the 12-month period immediately preceding such time.

Nothing in this Agreement shall prohibit or restrict Executive from holding or becoming beneficially interested in up to one (1%) percent of any class of securities in any company provided that such class of securities are listed on a recognized stock exchange in Canada or the United States.

If Executive is at any time in violation of any provision of this Paragraph 7(b), then each time limitation set forth in this Paragraph 7(b) shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from any such violation, then the covenants set forth shall be extended for a period of time equal to the pendency of the proceeding in which relief is sought, including all appeals therefrom.

(c)    Breach of Restrictive Covenants; Injunctive Relief. Executive agrees that a breach of the provisions in this Paragraph 7 shall constitute a material breach of this Separation Agreement and Executive shall be responsible for liquidated damages in the amount of all monies paid by the Company pursuant to Paragraph 1 and the Company’s costs and expenses including, without limitation, the Company’s attorneys’ fees, in bringing an action to recover damages or to seek injunctive relief. Executive further understands and agrees that the monetary relief referred to herein shall not be sufficient or adequate to address damages occasioned by such breach and shall not be a bar to the Company’s pursuit of any other relief including, but not limited to, injunctive and equitable relief.

8.    Payment of All Compensation Due: Executive warrants, represents, agrees and certifies that Executive has been paid and/or has received any and all compensation, salary, wages, overtime, regular straight time wages, minimum wages, bonuses, commissions, expense reimbursements, and/or benefits to which Executive is, was, may be, or may have ever been entitled from the Company and/or any other RELEASEES under any federal, state, or local statute, law, or ordinance, or common law, or contract. Executive further agrees that Executive has been properly paid for all hours ever worked for the Company and that Executive supervised two or more employees and regularly exercised significant discretion and independent judgment with respect to matters of significance throughout Executive’s employment with the Company.

9.    Cooperation: The Company or other RELEASEE(S) may be, or may become, involved in disputes with third parties or regulatory/governmental agencies concerning matters relating to Executive’s employment or former employment or current or former areas of responsibility at the Company, including its subsidiaries. In such event, Executive agrees to promptly and diligently cooperate with the Company in any manner reasonably requested or directed by the Company, including without limitation: (i) consulting with the Company regarding any of Executive’s job duties and activities; and (ii) cooperating with the Company in connection with any current or future investigation, litigation, audit, or other legal matter, including but not limited to meeting with and fully answering the questions of the Company or its attorneys, representatives, or agents, and truthfully testifying and preparing to testify at any deposition, trial, or other proceeding without subpoena. The Company shall endeavor to schedule such assistance so that it does not unreasonably interfere with Executive’s prior business or personal commitments and Executive shall be reimbursed for reasonable out of pocket expenses associated with such cooperation, but Executive will not be reimbursed for Executive’s time.

10.    [Reserved]

11.    Acknowledgement of Consideration: Executive understands and acknowledges that, but for this Separation Agreement, Executive is not, and would not be, entitled to the Separation Payment or benefits provided for in this Separation Agreement under any of the Company’s or its affiliates’ or subsidiaries’ personnel policies or practices, that the payments and other benefits set forth in this Separation Agreement constitute consideration and are accorded in exchange for Executive’s agreement to the terms and conditions set forth in this Separation Agreement and are in full and final settlement of any and all claims which Executive has, had, may have and/or may have had against RELEASEES as of the date hereof, and that the Company’s obligations under this Separation Agreement are in lieu of any and all other amounts or benefits to which Executive might be, might have been or is now entitled to receive from RELEASEE(S) upon any claim whatsoever, including any claim for severance, bonus payment, or expense reimbursement.

12.    Governing Law and Choice of Venue: The parties further agree that this Separation Agreement will be governed by the laws of the State of Florida, to the extent not preempted by federal law, and the parties will submit to the jurisdiction of the state and/or federal courts located within Tampa, Florida for the resolution of any dispute which may arise hereunder and that the parties waive any right they may have to trial by jury in any such dispute.

13.    Effect of Invalidation of a Provision of this Separation Agreement: The parties further agree that if any of the provisions, terms, clauses, waivers and releases of claims and rights contained in this Separation Agreement are declared illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers and releases of claims or rights shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the parties, and, if necessary, such provisions, terms, clauses, waivers and releases of claims and rights shall be deemed severable, such that all other provisions, terms, clauses, waivers and releases of claims and rights contained in this Separation Agreement shall remain valid and binding upon both parties; provided, however, that notwithstanding any other provision of this Separation Agreement, if any portion of the waiver or release of claims or rights or the confidentiality terms is held to be unenforceable, the Company, at its option, may seek modification or severance of such portion or terminate the Separation Agreement and/or consider the Separation Agreement null and void.

14.    Modification: The parties further agree that this Separation Agreement may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement duly executed by all the parties or their attorneys on their behalf, which makes specific reference to this Separation Agreement.

15.     Complete Agreement Between the Parties: This Separation Agreement sets forth the entire agreement between the parties, and fully supersede any and all prior agreements or understandings between them pertaining to the subject matter thereof.

16.    OWBPA Provisions and Revocation Right: Executive understands and agrees that:

(a)	Executive has been provided a full and fair opportunity, indeed a full twenty-one (21) days after receipt of this Separation Agreement, within which to review and consider this Separation Agreement and Executive’s execution of this Separation Agreement prior to the expiration of this 21-day period shall constitute a knowing and voluntary waiver of the days remaining in the 21-day period provided;

(b)	Executive has been advised to consult with an attorney which Executive may freely choose prior to executing this Separation Agreement to decide whether to accept the benefits that have been offered to Executive under this Separation Agreement;

(c)	Executive may revoke Executive’s execution of this Separation Agreement within seven (7) days of Executive’s execution by hand delivering written notice of revocation that specifically and expressly references this Separation Agreement to the Company;

(d)	Executive has carefully read and fully understands the provisions of this Separation Agreement;

(e)	Executive is, through and in accordance with the terms set forth in this Separation Agreement, releasing RELEASEES from any and all claims Executive has or may come to have against the RELEASEES;

(f)	Executive knowingly and voluntarily agrees to all the terms set forth in this Separation Agreement, without duress, coercion or undue influence;

(g)	Executive is not waiving any rights or claims that may arise after the Effective Date of this Separation Agreement; and

(h)	Executive is, by reason of this Separation Agreement and the release of claims herein, receiving from the Company good and sufficient consideration in addition to anything of value to which Executive is already entitled.

17.    Effective Date: Executive understands and agrees that, by virtue of the seven-day revocation period provided in Paragraph 16(c) and assuming Executive does not revoke Executive’s acceptance, this Separation Agreement shall become effective as of the eighth day following the date on which Executive executes this Separation Agreement (the “Effective Date”), and thereafter Executive may not change Executive’s decision or seek any other remuneration in any form.

18.    Execution in Counter-Parts: The parties agree that this Separation Agreement may be executed in counter-parts, with the same force and effect as if executed by all parties on the same paper.

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Exhibit A

Grant Date	Grant Type	Grant Price	Units Granted	Units Vested Prior to Termination Date	Units Vested at Termination Date
12/6/16	PSU	—	12,620	—	12,620(1)
2/19/16	PSU	—	11,698	—	11,698(1)
2/25/15	PSU	—	14,189	14,189(1)	—
12/6/16	RSU	—	8,413	2,804	5,609(2)
2/19/16	RSU	—	7,799	2,599	5,200(2)
12/6/16	Option	$10.40	51,070	17,023(3)	34,047(3)
2/19/16	Option	$11.22	44,949	14,983(3)	29,966(3)
2/25/15	Option	$9.25	30,523	30,523(3)	—
2/13/14	Option	$8.00	28,320	28,320(3)	—
5/2/13	Option	$9.29	19,550	19,550(3)	—

(1)	The PSUs will be considered earned and fully vested as of the Termination Date at the target level of vesting. The taxable value of the award will be determined on the Termination Date and the applicable taxes will be withheld, with the net amount of shares being paid out to your Morgan Stanley account within 60 days of the Termination Date.
(2)	The RSUs will be considered earned and fully vested as of the Termination Date. The taxable value of the award will be determined on the Termination Date and the applicable taxes will be withheld, with the net amount of shares being paid out to your Morgan Stanley account within 60 days of the Termination Date.
(3)	Options will remain exercisable until the third anniversary of the Termination Date (see attached option exercise form). The Executive must take action to exercise the options prior to such date or the options will expire.

To signify their agreement to the terms of this Separation Agreement, the parties have executed this Separation Agreement on the date beside their signatures which appear below.

Dated: January 30, 2018		/s/ Carlos Baila
Carlos Baila

Dated: January 30, 2018		COTT CORPORATION

	By:	/s/ Marni Morgan Poe
	Name:	Marni Morgan Poe
	Title:	Vice President, General Counsel and Secretary